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                           CERTIFICATE OF DESIGNATION
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                              MEDICONSULT.COM, INC.


            MEDICONSULT.COM, INC., a Delaware corporation (the "Corporation"), acting pursuant to Section 141 of the Delaware General Corporation Law, does hereby submit the following Certificate of Designation of Series and Determination of Rights and Preferences of its Senior Preferred Stock.

            FIRST: The name of the Corporation is Mediconsult.com, Inc.

            SECOND: By unanimous consent of the Board of Directors of the Corporation dated February 25, 1999, the following resolutions were duly adopted:

            WHEREAS the Certificate of Incorporation of the Corporation authorizes Preferred Stock consisting of 5,000,000 shares, par value $.001 per share, issuable from time to time in one or more series; and

            WHEREAS the Board of Directors of the Corporation is authorized, subject to limitations prescribed by law and by the provisions of Section 5.04 of the Corporation's Certificate of Incorporation to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences and limitations of the shares of such series; and

            WHEREAS it is the desire of the Board of Directors to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences and limitations of the shares of such new series.

            NOW, THEREFORE, BE IT RESOLVED that pursuant to Section 5.04 of the Corporation's Certificate of Incorporation, there is hereby established a new series of 1,000,000 shares of Preferred Stock of the Corporation (the "Senior Preferred Stock") to have the designation, rights, preferences, powers, restrictions and limitations set forth in a supplement of Section 5.04 as follows:

1.    DIVIDENDS.

            (a) The holder of each share of Senior Preferred Stock shall be entitled to receive out of funds legally available therefor, when and as declared by the Board of Directors of the Corporation, dividends at the rate of eight percent (8%) of the Original Issuance Price per annum (the "Senior Preferred Dividends"), which shall be payable semi-annually on the 30th day of June and the 31st day of December in each calendar year, and which shall be declared and set apart or paid before dividends of any kind may be declared upon the shares of Common Stock,


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$.001 par value of the Corporation (the "Common Stock") or shares of Preferred
Stock, $.001 par value of the Corporation (the "Junior Preferred Stock") and before distributions of any kind may be made upon the issued and outstanding shares of Common Stock or shares of Junior Preferred Stock (other than the payment of Junior PIK Dividends (as defined below) in the event of a Qualified Offering). The right to Senior Preferred Dividends shall be cumulative and shall be deemed to accrue, whether dividends are earned or whether there be funds legally available therefor, or whether said Senior Preferred Dividends shall have been declared by the Board of Directors of the Corporation; PROVIDED, HOWEVER, the right to Senior Preferred Dividends shall not begin to accrue unless (i) a Qualified Offering does not occur on or prior to June 30, 1999 or
(ii) a Corporate Transaction occurs, in which case the right to Senior Preferred Dividends shall have been deemed to accrue as of the Original Issuance Date. Except with respect to the Junior PIK Dividends, the declaration and accrual of which may occur prior to a payment, declaration or reservation of Senior Preferred Dividends, whenever the full amount of Senior Preferred Dividends for all past and current semi-annual dividend periods shall have been paid, without interest, declared or a sum sufficient for the payment thereof set aside in full, without interest (as the case may be), the Board of Directors may declare, set aside or pay additional cash dividends, and/or may make share distributions of the authorized but unissued shares of the Corporation and/or of its treasury shares of Common Stock, if any. All Senior Preferred Dividends shall be payable in shares of Senior Preferred Stock of the Corporation. On or prior to the date of a conversion of the Senior Preferred Stock into Common Stock pursuant to
Section 4, the Corporation shall issue and deliver or, failing such actual issuance and delivery, shall be deemed to have issued and delivered, to each holder of record of Senior Preferred Stock that number of fully paid and non-assessable shares of Senior Preferred Stock as shall be equal to the aggregate amount payable in respect of each semi-annual Senior Preferred Dividend payment not previously paid, divided by the Original Issuance Price. In addition, the holder of each share of Senior Preferred Stock shall be entitled to share in any dividends declared or paid upon or set aside for the Common Stock or Junior Preferred Stock (other than the payment in the form of shares of Junior Preferred Stock ("Junior PIK Dividends") of cumulative dividends to the Junior Preferred Stock as set forth in the Certificate of Designations, Preferences and Rights of Junior Preferred Stock, as amended and in effect on the Original Issuance Date), pro rata in accordance with the number of shares of Common Stock into which such shares of Senior Preferred Stock are then convertible pursuant to Section 4. No dividend shall be paid on the shares of the Common Stock or Junior Preferred Stock (other than the payment of Junior PIK Dividends) unless dividends are paid PRO RATA to the holders of outstanding shares of Senior Preferred Stock in accordance with the number of shares of Common Stock into which such shares of Senior Preferred Stock are then convertible pursuant to Section 4.

2.    LIQUIDATION.

            (a) Upon a Liquidation (as defined below), after payment or provision for payment of the debts and other liabilities of the Corporation:

                  (i) the holders of Senior Preferred Stock shall be entitled to receive, prior and in preference to the holders of Common Stock and Junior Preferred Stock, out of the remaining assets of the Corporation available for distribution to its stockholders with respect to each share of Senior Preferred Stock, an amount (the "Senior Preference Amount") per share of Senior Preferred equal to the sum of (A) $6.32 (the "Original Issuance Price" of the Senior


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Preferred Stock) and (B) all unpaid Senior Preferred Dividends and other dividends payable with respect to such share under Section 1. If upon any Liquidation the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of Senior Preferred Stock the full respective Senior Preference Amounts to which they shall be entitled, the holders of Senior Preferred Stock shall share ratably in any distribution of assets based on the amounts which would be payable to them on or with respect to the shares of Senior Preferred Stock held by them upon such distribution pursuant to this Section 2 as if all amounts payable on or with respect to such shares were paid in full.

                  (ii) After distribution to the holders of Senior Preferred Stock of the full Senior Preference Amount set forth in Section 2(a)(i), the holders of Junior Preferred Stock shall be entitled to receive, prior and in preference to the holders of Common Stock, out of the remaining assets of the Corporation available for distribution to its Stockholders with respect to each share of Junior Preferred Stock an amount per share of Junior Preferred Stock equal to $10.00 plus accrued and unpaid Junior PIK Dividends (the "Junior Preference Amount" and the Senior Preference Amount and the Junior Preferred Amount collectively the "Preferred Amount"). If upon any Liquidation the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of Junior Preferred Stock the full respective Junior Preference Amounts to which they shall be entitled, the holders of Junior Preferred Stock shall share ratably in any distribution of assets based on the amounts which would be payable to them on or with respect to the shares of Junior Preferred Stock held by them upon such distribution pursuant to this
Section 2 as if all amounts payable on or with respect to such shares were paid in full.

                  (iii) After distribution to the holders of Senior Preferred Stock of the full Senior Preference Amount set forth in Section 2(a)(i) and distribution to the holders of Junior Preferred Stock of the full Junior Preference Amount set forth in Section 2(a)(ii), the holders of Common Stock shall be entitled to receive, on a PRO RATA basis, the remaining assets of the Corporation available for distribution to its stockholders.

            (b) For purposes of this Section 2, a Corporate Transaction (as defined below) shall be treated as a Liquidation and shall entitle the holders of Preferred Stock to receive, upon the consummation of such Corporate Transaction, consideration in the same form as is to be provided in such Corporate Transaction (whether cash, securities, other property or any combination thereof), having a fair market value (determined in good faith by the board of directors of the Corporation) equivalent to the amounts to which such holders of Junior Preferred Stock and Senior Preferred Stock would otherwise have been entitled pursuant to Section 2(a) assuming such Corporate Transaction had constituted a Liquidation within the meaning of said Section 2(a).

            (c) As used herein, the following terms shall have the following respective meanings:

                  (i) "Corporate Transaction" means (A) any consolidation or merger of the Corporation, other than any merger or consolidation resulting in the holders of the capital stock of the Corporation entitled to vote for the election of directors holding a majority of the capital stock of the surviving or resulting entity entitled to vote for the election of directors, (B)


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any person or entity (including any affiliates thereof) becoming the holder of a majority of the capital stock of the Corporation entitled to vote for the election of directors, or (C) any sale or other disposition by the Corporation of all or substantially all of its assets.

                  (ii) "Liquidation" means any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, other than any dissolution, liquidation or winding up in connection with any reincorporation of the Corporation in another jurisdiction.

                  (iii) "Original Issuance Date" means the date of original issuance of the first share of Senior Preferred Stock.

3.    VOTING RIGHTS.

            (a) In addition to the rights provided by law or in the Corporation's By-laws, each share of Senior Preferred Stock shall entitle the holder thereof to such number of votes as shall equal the nearest whole number of shares of Common Stock into which such share of Senior Preferred Stock is then convertible pursuant to Section 4. Except as provided in paragraph (b) below or as otherwise provided by law, the holders of Senior Preferred Stock, shall be entitled to vote on all matters as to which holders of Common Stock shall be entitled to vote, in the same manner and with the same effect as such holders of Common Stock, voting together with the holders of Common Stock as one class.

            (b) The Corporation shall not, without the affirmative consent or approval of the holders of at least a majority of the shares of Senior Preferred Stock then outstanding, voting as a separate class:

                  (1) authorize, create, designate or establish any class or series of capital stock or other security or other instrument convertible into or exercisable exchangeable for any security having any right, preference or privilege ranking senior to or PARI PASSU with the Senior Preferred Stock or reclassify any shares of Common Stock into shares having any right, preference or privilege ranking superior to any such right, preference or privilege of the Senior Preferred Stock;

                  (2) in any other manner amend or modify the powers, privileges, preferences, or rights, or qualifications, limitations or restrictions of the Senior Preferred Stock as to adversely affect the holders thereof;

                  (3) amend the Certificate of Incorporation of the Corporation so as to materially adversely affect the powers, preferences or rights, or qualification, limitations or restrictions, of the shares of Senior Preferred Stock;

                  (4) amend the By-laws of the Corporation in any manner that would materially adversely affect the powers, preferences or rights, or qualifications, limitations or restrictions of the Senior Preferred Stock;

                  (5) consummate any Corporate Transaction;

                  (6) effect a Liquidation; or

                  (7) directly or indirectly pay or declare any dividend (other than payment of a Junior PIK Dividend or the Senior Preferred Dividends) or make any distribution upon, or redeem, retire or repurchase or otherwise acquire, any shares of capital stock or other securities of the Corporation (other than the repurchase of Common Stock at cost or fair market value from employees upon termination of employment which is approved of the board of directors of the Corporation).

4.    OPTIONAL CONVERSION.

            (a) Upon the terms set forth in this Section 4, the holder of shares of Senior Preferred Stock shall have the right, at the holder's option, at any time and from time to time, to convert any of such shares into the number of fully paid and nonassessable shares of Common Stock equal to the quotient obtained by dividing (i) the Original Issuance Price of the Senior Preferred Stock by (ii) the Conversion Price (as defined below) therefor, as last adjusted and then in effect, by surrender of the certificates representing the shares of Senior Preferred Stock to be converted. The conversion price per share at which shares of Common Stock shall be issuable upon conversion of shares of Senior Preferred Stock shall initially be the Original Issuance Price for the Senior Preferred Stock (the "Conversion Price"), subject to adjustment as set forth in paragraph (d) below.

            (b) The holder of the shares of Senior Preferred Stock may exercise the conversion right pursuant to paragraph (a) above by delivering to the Corporation the certificate or certificates for the shares to be converted, duly endorsed or assigned in blank or to the Corporation (if required by it), accompanied by written notice stating that the holder elects to convert such shares and stating the name or names (with address) in which the certificate or certificates for the shares of Common Stock are to be issued. Conversion shall be deemed to have been effected on the date when such delivery is made (the "Conversion Date"). As promptly as practicable thereafter, the Corporation shall issue and deliver to at such holder's address appearing on the Corporation's records or upon the written order of such holder, to the place designated by such holder, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled, and a cash amount in respect of any fractional interest in a share of Common Stock as provided in paragraph (c) below. The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a stockholder of record on the applicable Conversion Date unless the transfer books of the Corporation are closed on that date, in which event such person shall be deemed to have become a stockholder of record on the next succeeding date on which the transfer books are open, but the Conversion Price shall be that in effect on the Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Senior Preferred Stock surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Senior Preferred Stock representing the unconverted portion of the certificate so surrendered.

            (c) No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Senior Preferred Stock. The number of full shares of Common Stock issuable upon conversion of Senior Preferred Stock shall be computed on the basis of the aggregate number of shares of Senior Preferred Stock to be converted. Instead of any fractional


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shares of Common Stock which would otherwise be issuable upon conversion of any shares of Senior Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to the product of (i) the price of one share of Common Stock as determined in good faith by the Board of Directors and (ii) such fractional interest. The holders of fractional interests shall not be entitled to any rights as stockholders of the Corporation in respect of such fractional interests.

            (d) The Conversion Price shall be subject to adjustment from time to time as follows:

                  (i) Subject to clause (iv) below, if the Corporation shall at any time or from time to time after the Original Issuance Date issue any shares of Common Stock (including shares of Common Stock deemed to be issued pursuant to subdivision (3) of clause (ii) below) other than Excluded Stock (as defined in clause (iii) below) without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to the issuance of such Common Stock, then the Conversion Price in effect immediately prior to each such issuance shall forthwith be lowered to a price equal to the quotient obtained by dividing:

                        (1) an amount equal to the sum of (x) the total number of shares of Common Stock outstanding (including any shares of Common Stock deemed to have been issued pursuant to subdivision (3) of clause (ii) below) immediately prior to such issuance, multiplied by the applicable Conversion Price in effect immediately prior to such issuance, and (y) the consideration received by the Corporation upon such issuance; by

                        (2) the total number of shares of Common Stock outstanding (including any shares of Common Stock deemed to have been issued pursuant to subdivision (3) of clause (ii) below) immediately after the issuance of such Common Stock.

                  (ii) For the purposes of any adjustment of the Conversion Price pursuant to clause (i) above, the following provisions shall be applicable:

                        (1) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor after deducting therefrom any discounts, commissions or placement fees payable by the Corporation to any underwriter or placement agent in connection with the issuance and sale thereof.

                        (2) In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the board of directors of the Corporation, irrespective of any accounting treatment.

                        (3) The issuance after the Original Issuance Date of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities, in each case the right to exercise which are not subject to forfeiture and that have an exercise price less than the Conversion Price last adjusted and then in effect, shall be deemed to be an issuance of Common Stock for purposes of clause (i) above. In the case of any such issuance of such options to purchase or rights to subscribe for Common


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Stock, securities by their terms convertible into or exchangeable for Common
Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities:

                              a. the aggregate maximum number of shares of
Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subdivisions (1) and (2) above), if any, received by the Corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;

                              b. the aggregate maximum number of shares of
Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities, options, or rights were issued and for a consideration equal to the consideration received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subdivisions (1) and (2) above);

                              c. on any change in the number of shares or
exercise price of Common Stock deliverable upon exercise of any such options or rights or conversions of or exchange for such securities, other than a change resulting from the antidilution provisions thereof, the applicable Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had the adjustment made upon the issuance of such options, rights or securities not converted prior to such change or options or rights related to such securities not converted prior to such change been made upon the basis of such change; and

                              d. on the expiration of any such options or
rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the applicable Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had the adjustment made upon the issuance of such options, rights, securities or options or rights related to such securities been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities, or upon the exercise of the options or rights related to such securities and subsequent conversion or exchange thereof.

                  (iii) "Excluded Stock" means (A) up to 2,500,000 shares of Common Stock, and options therefor, issued or granted from time to time to employees, directors and officers of and consultants to the Corporation pursuant to agreements, plans or arrangements approved by the Board of Directors; (B) shares of Common Stock issued by the Corporation as a stock dividend or upon any subdivision, split-up or combination of shares of Common Stock; (C) shares offered in the Qualified Offering or (D) shares of Common Stock issued or issuable to


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satisfy conversion, option or other rights granted by the Corporation as of the
Original Issuance Date.

                  (iv) Notwithstanding clause (i) above, (A) if Common Stock is issued by the Corporation in the Qualified Offering for a consideration per share (determined in accordance with the provisions of clause (ii) above, except that the price per share shall be determined before deducting any underwriter commissions) (the "Qualified Offering Price") less than the Conversion Price in effect immediately prior to the issuance of such Common Stock, then the Conversion Price in effect immediately prior to such issuance shall forthwith be lowered to a price equal to eighty five percent (85%) of the Qualified Offering Price; and (B) if a Qualified Offering does not occur on or prior to June 30, 1999 or is earlier withdrawn unless refiled (no more than one time) within 30 days thereafter or terminated (the "Outside Date"), then the Conversion Price then in effect shall, immediately following the Determination Date (as hereinafter defined), be lowered (but in no event increased) to a price equal to the greater of (A) the average bid and ask price per share of the Common Stock as reported on the OTC Bulletin Board for the twenty (20) trading days period following the earlier of (x) the Outside Date or (y) such time as the Qualified Offering shall have been withdrawn unless refiled (no more than one time) within 30 days thereafter abandoned (the "Determination Date") and (B) fifty percent (50%) of the Original Issuance Price

(and in each case such adjusted Conversion Price shall thereafter be subject to subsequent adjustment pursuant to clause (ii) above (in addition to any other applicable provision of this Section 4)).

                  (v) If, at any time after the Original Issuance Date, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date for the determination of holder of Common Stock entitled to receive such stock dividend, subdivision or split-up, the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Preferred Stock shall be increased in proportion to such increase in outstanding shares.

                  (vi) If, at any time after the Original Issuance Date, the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock, then, following the record date for such combination, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

                  (vii) In the event of any capital reorganization of the Corporation, any reclassification of the stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or any consolidation or merger of the Corporation (other than a consolidation or merger in which the Corporation is the continuing corporation and which does not result in any change in the Common Stock), each share of Senior Preferred Stock shall after such reorganization, reclassification, consolidation or merger (unless, in the case of a consolidation or merger, payment shall have been made to the holders of Senior


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Preferred Stock of the full amount to which they shall have been entitled pursuant to Section 2 hereof) be convertible into the kind and number of shares of stock or other securities or property of the Corporation or of the corporation resulting from such consolidation or surviving such merger to which the holder of the number of shares of Common Stock deliverable (immediately prior to the time of such reorganization, reclassification, consolidation or merger) upon conversion of such share of Senior Preferred Stock would have been entitled upon such reorganization, reclassification, consolidation or merger. The provisions of this clause shall similarly apply to successive reorganizations, reclassifications, consolidations or mergers.

                (viii) All calculations under this paragraph shall be made to the nearest one hundredth (1/100) of a cent or the nearest one tenth (1/10) of a share, as the case may be.

                  (ix)  In any case in which the provisions of this paragraph
(d) shall require that an adjustment shall become effective immediately after a record date of an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any share of Preferred Stock converted after such record date and before the occurrence of such event the shares of capital stock issuable upon such conversion by reason of the adjustment required by such event in addition to the shares of capital stock issuable upon such conversion before giving effect to such adjustments, and (B) paying to such holder any amount in cash in lieu of a fractional share of capital stock pursuant to paragraph (c) above; PROVIDED, HOWEVER, that the Corporation shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares and such cash.

            (e) Whenever the Conversion Price shall be adjusted as provided in paragraph (d), the Corporation shall make available for inspection during regular business hours, at its principal executive offices or at such other place as may be designated by the Corporation, a statement, signed by its chief executive officer, showing in detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment. The Corporation shall also cause a copy of such statement to be sent by first class certified mail, return receipt requested and postage prepaid, to each holder of Senior Preferred Stock as to which the Conversion Price shall be so adjusted at such holder's address appearing on the Corporation's records. Where appropriate, such copy may be given in advance and may be included as part of any notice required to be mailed under the provisions of paragraph (f) below.

            (f) If the Corporation shall propose to take any action of the types described in clauses (v), (vi) or (vii) of paragraph (d) above, the Corporation shall give notice to each holder of shares of Senior Preferred Stock, in the manner set forth in paragraph (e) above, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of shares of Senior Preferred Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least 20 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 30 days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.


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            (g)  The Corporation shall reserve, and at all times from and after the date of Original Issuance Date keep reserved, free from preemptive rights, out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Senior Preferred Stock, sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Senior Preferred Stock.

            (h) At any time the Corporation makes or fixes a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, provision shall be made so that each holder of shares of Senior Preferred Stock shall receive upon conversion thereof, in addition to the shares of Common Stock receivable thereupon, the number of securities of the Corporation which it would have received had its shares of Senior Preferred Stock been converted into shares of Common Stock on the date of such event and had such holder thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by it pursuant to this paragraph during such period, subject to the sum of all other adjustments called for during such period under this Section 4 with respect to the rights of such holder of shares of Senior Preferred Stock.

5.    MANDATORY CONVERSION.

            (a) (i) Upon the consummation of an underwritten public offering for the account of the Corporation of its Common Stock first occurring after the Original Issuance Date pursuant to a registration statement filed under the Securities Act of 1933, as amended, with aggregate cash proceeds to the Corporation of not less than $20,000,000 (a "Qualified Offering"), and so long as all shares of Junior Preferred Stock have been converted into shares of Common Stock upon the consummation such of the Qualified Offering, each share of Senior Preferred Stock then outstanding shall, by virtue of and simultaneously with such Qualified Public Offering, be deemed automatically converted into the number of fully paid and nonassessable shares of Common Stock equal to the quotient obtained by dividing (i) the Original Issuance Price of the Senior Preferred Stock by (ii) the Conversion Price, as last adjusted and then in effect.

            (b) As promptly as practicable after the date of consummation of any Qualified Offering and the delivery to the Corporation of the certificate or certificates for the shares of Senior Preferred Stock which have been converted, duly endorsed or assigned in blank to the Corporation (if required by it), the Corporation shall issue and deliver to or upon the written order of each holder of Senior Preferred Stock, to the place designated by such holder, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled, and a cash amount in respect of any fractional interest in a share of Common Stock as provided in paragraph (c) below. The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a stockholder of record on the date of such Qualified Public Offering and on such date the shares of Senior Preferred Stock shall cease to be outstanding, whether or not the certificates representing such shares have been received by the Corporation.


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            (c)  The provisions set forth in Sections 5(a) and (b) shall apply to the conversion of Senior Preferred Stock pursuant to this Section in the same manner as they apply to the conversion of Senior Preferred Stock pursuant to
Section 4.

6.    OPTIONAL REDEMPTION.

            (a) Subject to Section 6(c), each holder of Senior Preferred Stock shall have the option, exercisable on or after the fourth anniversary of the Original Issuance Date upon request by the holders of 51% of the outstanding shares of Senior Preferred Stock at any time after the Original Issuance Date to cause the Corporation to redeem any or all, and the Corporation shall (unless prohibited by law), within thirty (30) days of receipt of a Notice of Exercise (as defined in Section 6(b)) (the "Optional Redemption Period") so redeem any or all (the "Optional Redemption"), of the number of shares of Senior Preferred Stock requested by such holder to be redeemed, at a redemption price per share (the "Optional Redemption Price") equal to the Original Issuance Price (subject to equitable adjustment to reflect stock splits, stock dividends, stock combinations, recapitalizations and like occurrences), plus declared and unpaid dividends, if any, through the date of Optional Redemption.

            (b) Notice of the exercise of the redemption option (the "Notice of Exercise") pursuant to Section 6(a) shall be sent by first-class certified mail, postage prepaid and return receipt requested, or by overnight courier to the Corporation. At all times from an after the commencement of the Optional Redemption Period, the holders of record of shares of Senior Preferred Stock shall, as to the shares of Senior Preferred Stock to be redeemed, be entitled to receive payment in cash in full of the Optional Redemption Price with respect to such Senior Preferred Stock. If the Corporation is prohibited by law from effecting any such redemption, then such redemption shall be effected as soon as such prohibition is eliminated or removed (and the Corporation shall use its best efforts to eliminate or remove such prohibition).

            (c) Anything contained herein to the contrary notwithstanding, the holders of shares of Senior Preferred Stock exercising their Optional Redemption right under this Section 6 shall have the right, exercisable at any time until payment in full of the Optional Redemption Price is made with respect to such shares, to convert all or any part of such shares into shares of Common Stock pursuant to Section 5 hereof.


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

            IN WITNESS WHEREOF, this Certificate of Designation has been signed by the Chief Executive Officer of the Corporation this 25th day of February, 1999.

                                        MEDICONSULT, INC.



                                        By: /s/ Robert A. Jennings
                                            --------------------------------
                                            Robert A. Jennings
                                            Chief Executive Officer



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